Exhibit 99.1

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

FOR IMMEDIATE RELEASE

Varian Reports Results for Fourth Quarter and Full Fiscal Year 2018

Fourth Quarter 2018 Summary

–	Oncology gross orders grew 13% in dollars, or 14% in constant currency

–	84 Halcyon orders in the quarter

–	Total company revenues of $802 million grew 11%, or 12% in constant currency

–	GAAP operating earnings grew 29% at 16.8% of revenues; Non-GAAP operating earnings grew 14% at 17.8% of revenues

–	GAAP net earnings per diluted share from continuing operations of $1.26; Non-GAAP net earnings per diluted share from continuing operations of $1.16

Fiscal Year 2018 Summary

–	Oncology gross orders grew 9%, or 8% in constant currency

–	Added 224 linear accelerators to the installed base which is now greater than 8,000 units

–	Total company revenues of $2.9 billion grew 11%, or 10% in constant currency

–	GAAP operating earnings grew 47% at 15.1% of revenues; Non-GAAP operating earnings grew 31% at 17.7% of revenues

–	GAAP net earnings per diluted share from continuing operations of $1.62; Non-GAAP net earnings per diluted share from continuing operations of $4.42

PALO ALTO, Calif. — October 23, 2018 — Varian (NYSE: VAR) today announced its fourth quarter and full fiscal year 2018 results. All comparisons in this announcement are year-over-year, and all quarter and year references are fiscal unless noted otherwise.

Summary

(Dollars and shares in millions, except per share amounts)	Q4 2018	Q4 2017	Y/Y		FY 2018	FY 2017	Y/Y
Revenues(1)	$801.6	$721.8	11%		$2,919.1	$2,619.3	11%
Gross Margin as a percent of revenues	42.3%	42.4%	-12	bps	43.6%	42.5%	110	bps
GAAP Net Earnings(1)	$116.8	$78.6	49%		$150.3	$226.0	(34)%
GAAP Net Earnings per Diluted Share (1)	$1.26	$0.85	49%		$1.62	$2.42	(33)%
Net Cash Provided by Operating Activities	$108.2	$129.6	(17)%		$454.9	$399.1	14%
Non-GAAP Net Earnings (1) (2)	$107.2	$96.5	11%		$408.9	$304.0	35%
Non-GAAP Net Earnings per Diluted Share (1) (2)	$1.16	$1.04	11%		$4.42	$3.26	36%
Shares used in computing GAAP and non-GAAP Net Earnings per Diluted Share	92.2	92.6			92.5	93.2

(1)	Revenues, GAAP Net Earnings, GAAP Net Earnings per Diluted Share, Non-GAAP Net Earnings and Non-GAAP Net Earnings per Diluted Share refer only to continuing operations.
(2)	Non-GAAP Net Earnings and Non-GAAP Net Earnings per Diluted Share are defined as GAAP Net Earnings and GAAP Net Earnings per Diluted Share adjusted to exclude the amortization of intangible assets, acquisition-related expenses and benefits, restructuring and impairment charges, significant litigation charges or benefits and legal costs, and significant non-recurring tax expense or benefit.

“We made tremendous progress this year toward our growth strategy and reinforced our industry leadership with record orders and revenue,” said Dow Wilson, Chief Executive Officer of Varian. “We expanded our global footprint with the rollout of Halcyon and we enhanced our portfolio through meaningful organic investments as well as key acquisitions. Despite tariff headwinds, we are confident in our ability to continue to grow and deliver value-added products and services to cancer patients globally.”

The company ended the quarter with $505 million in cash and cash equivalents and no debt. Net cash provided by operating activities was $108 million in the fourth quarter and a record $455 million for the year, representing growth of 14%. During the fourth quarter, the company invested $50 million to repurchase 440,000 shares of common stock.

Oncology Systems Segment

Continued innovation leadership and market execution drove strong growth worldwide in 2018. Oncology revenues totaled $756 million for the fourth quarter, up 13%, and $2.8 billion for the full year, up 14%. Operating earnings for the segment increased 8% for the quarter and 16% for the full year.

Gross orders for the fourth quarter were $1.1 billion, up 13%, and $3.1 billion for the full year, up 9%. Gross orders in the Americas were up 6% for the fourth quarter, driven by North America with 4% growth as well as strong double-digit growth in Latin America. Growth in North America was driven by large, multi-site orders and demand for radiosurgery and stereotactic body radiotherapy solutions. In EMEA, gross orders in the quarter rose 14%, the fifth consecutive quarter of double-digit growth for the region, driven by product tenders and robust performance across the geography. In APAC, gross orders increased 31% for the fourth quarter, driven by strong execution in China, Japan and Australia. “All three geographies grew in fiscal year 2018, led by the Americas and EMEA achieving record orders of $1.5 billion and $1.0 billion, respectively,” said Dow Wilson.

Proton Solutions Segment
In the fourth quarter, Proton Solutions revenues totaled $46 million, down 12%. The company completed clinical handovers for one room each at three sites, representing an important future recurring revenue stream for our proton business. These clinical handovers took place at the Georgia Proton Treatment Center, Danish Center for Particle Therapy, and the Christie Proton Beam Therapy Center. The company did not book any new ProBeam™ orders in the quarter.

Guidance for Full Fiscal Year 2019

We expect the following for fiscal year 2019:

•	Revenue range of $3.06 billion to $3.15 billion, representing growth of 5% to 8%

•	Non-GAAP operating earnings as a percentage of revenues range of 17.0% to 18.0%

•	Non-GAAP net earnings per diluted share range of $4.60 to $4.75

•	Cash flows from operations range of $460 million to $510 million

The guidance assumes a Non-GAAP effective tax rate of 21% to 22% and a weighted average diluted share count of 92 million. The guidance also assumes currency rates as of the beginning of fiscal year 2019, excludes any future acquisitions, and includes the expected impact of all currently enacted tariffs.

Please refer to “Discussion of Non-GAAP Financial Measures” below for a description of items excluded from expected non-GAAP earnings.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2018 conference call at 1:30 p.m. Pacific Time today. To access the live webcast or replay of the call, visit the Investor Relations page on our website at www.varian.com/investors. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering conference ID 13682642. The teleconference replay will be available through 5:00 p.m. Pacific Time, Thursday, October 25, 2018.

# # #

About Varian

Varian is a leader in developing and delivering cancer care solutions and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 7,000 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, operating expenses, tax rate, cash flows, earnings growth or other financial results and the expected charges relating to the refinancing of the Maryland Proton Treatment Center loan; and any statements using the terms “could,” “believe,” “expect,” “promising,” “outlook,” “should,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include our ability to achieve expected synergies from acquisitions; global economic conditions and changes to trends for cancer treatment regionally; currency exchange rates and tax rates; the impact of the Tax Cuts and Jobs Act; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; new and potential future tariffs or a global trade war; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the company’s assessment of the goodwill associated with its proton business, risks associated with the company providing financing for the construction and start-up operations of proton centers, challenges associated with commercializing the company’s proton business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varian has not filed its Form 10-K for the year ended September 28, 2018. As a result, all financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments, or changes in accounting estimates, that are identified prior to the time the company files the Form 10-K.

Varian Medical Systems, Inc. and Subsidiaries

Preliminary Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 2018	Q4 2017	FY 2018	FY 2017
Gross orders	$1,072.4	$1,021.8	$3,171.6	$3,076.0
Oncology Systems	1,066.6	947.5	3,113.9	2,846.8
Proton Solutions	5.8	74.3	57.7	229.2
Order Backlog	3,183.0	3,083.2	3,183.0	3,083.2
Revenues	801.6	721.8	2,919.1	2,619.3
Oncology Systems	755.6	669.3	2,770.2	2,436.8
Proton Solutions	46.0	52.5	148.9	182.5
Cost of revenues	462.9	416.0	1,645.5	1,505.4
Gross margin	338.7	305.8	1,273.6	1,113.9
As a percent of revenues	42.3%	42.4%	43.6%	42.5%
Operating expenses
Research and development	59.6	51.7	233.9	210.0
Selling, general and administrative	141.9	136.3	539.3	550.4
Impairment charges	0.3	13.1	22.4	51.4
Acquisition-related expenses	2.5	0.5	36.4	1.9
Operating earnings	134.4	104.2	441.6	300.2
As a percent of revenues	16.8%	14.4%	15.1%	11.5%
Interest income, net	7.6	0.5	10.5	2.9
Earnings from continuing operations before taxes	142.0	104.7	452.1	303.1
Taxes on earnings	25.2	26.1	301.8	77.1
Net earnings from continuing operations	116.8	78.6	150.3	226.0
Net loss from discontinued operations	—	—	—	(6.8)
Net earnings	116.8	78.6	150.3	219.2
Less: Net earnings attributable to non-controlling interests	0.4	—	0.4	0.7
Net earnings attributable to Varian	$116.4	$78.6	$149.9	$218.5

Net earnings (loss) per share - basic
Continuing operations	$1.27	$0.86	$1.64	$2.44
Discontinued operations	—	—	—	(0.08)
Net earnings per share - basic	$1.27	$0.86	$1.64	$2.36
Net earnings (loss) per share - diluted
Continuing operations	$1.26	$0.85	$1.62	$2.42
Discontinued operations	—	—	—	(0.07)
Net earnings per share - diluted	$1.26	$0.85	$1.62	$2.35

Shares used in the calculation of net earnings per share:
Weighted average shares outstanding - basic	91.3	91.7	91.5	92.5
Weighted average shares outstanding - diluted	92.2	92.6	92.5	93.2

Varian Medical Systems, Inc. and Subsidiaries

Preliminary Condensed Consolidated Balance Sheets

(Unaudited)

	September 28,	September 29,
(In millions)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$504.8	$716.2
Trade and unbilled receivables, net	1,023.3	961.5
Inventories	438.1	417.7
Prepaid expenses and other current assets	233.3	190.3
Current assets of discontinued operations	2.3	11.1
Total current assets	2,201.8	2,296.8

Property, plant and equipment, net	274.6	255.3
Goodwill	290.7	222.6
Intangible assets	101.1	71.6
Deferred tax assets	102.2	147.3
Other assets	279.4	300.8
Total assets	$3,249.8	$3,294.4

Liabilities and Equity
Current liabilities:
Accounts payable	$190.3	$162.3
Accrued liabilities	419.7	374.9
Deferred revenues	759.2	755.4
Short-term borrowings	—	350.0
Current liabilities of discontinued operations	—	2.5
Total current liabilities	1,369.2	1,645.1
Other long-term liabilities	291.9	127.4
Total liabilities	1,661.1	1,772.5

Equity:
Varian stockholders’ equity:
Common stock	91.2	91.7
Capital in excess of par value	778.1	716.1
Retained earnings	780.4	778.6
Accumulated other comprehensive loss	(65.3)	(68.8)
Total Varian stockholders’ equity	1,584.4	1,517.6
Non-controlling interests	4.3	4.3
Total equity	1,588.7	1,521.9
Total liabilities and equity	$3,249.8	$3,294.4

Discussion of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP net earnings per diluted share. We define non-GAAP operating earnings from continuing operations as operating earnings from continuing operations excluding amortization of intangible assets, restructuring charges, certain legal costs, impairment charges and acquisition and integration related expenses and benefits. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items, except for significant non-recurring tax expense or benefit, which are only excluded from non-GAAP net earnings:

Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition and integration-related expenses and benefits: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, hedging gains and losses, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, integration costs, breakup fees etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring and impairment charges: We incur restructuring and impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Significant non-recurring tax expense or benefit: We may incur significant non-recurring tax expense or benefit as a result of tax legislation and/or a change in judgment about the need for a valuation allowance that are generally unrelated to the level of business activity in the period in which these tax effects are reported. We exclude such expenses or benefits because we believe they do not accurately reflect the underlying performance of our continuing business operations. This exclusion is applicable to non-GAAP net earnings only.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

The following table reconciles GAAP and non-GAAP financial measures for Varian's continuing operations:

Varian Medical Systems, Inc. and Subsidiaries

Reconciliation of Preliminary GAAP and Non-GAAP Financial Measures

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 2018	Q4 2017	FY 2018	FY 2017
Non-GAAP adjustments
Amortization of intangible assets (1)	$4.8	$3.1	$15.5	$11.6
Restructuring charges	—	3.8	—	12.6
Legal costs	—	—	—	16.4
Impairment charges	0.3	13.1	22.4	51.4
Acquisition-related expenses (2)	2.5	0.5	36.4	1.9
Other	0.6	0.8	0.9	0.8
Total non-GAAP adjustments to operating earnings	8.2	21.3	75.2	94.7
Tax effects of non-GAAP adjustments	(2.3)	(3.4)	(16.0)	(16.1)
Significant effects of tax legislation (3)	(7.1)	—	207.8	—
Changes in deferred tax related to an acquisition (4)	(8.0)	—	(8.0)	—
Total net (loss) earnings from continuing operations impact from non-GAAP adjustments	$(9.2)	$17.9	$259.0	$78.6
Operating earnings reconciliation
GAAP operating earnings from continuing operations	$134.4	$104.2	$441.6	$300.2
Total operating earnings from continuing operations impact from non-GAAP adjustments	8.2	21.3	75.2	94.7
Non-GAAP operating earnings from continuing operations	$142.6	$125.5	$516.8	$394.9
Net earnings and net earnings per diluted share reconciliation
GAAP net earnings from continuing operations attributable to Varian (5)	$116.4	$78.6	$149.9	$225.4
Total net (loss) earnings from continuing operations impact from non-GAAP adjustments	(9.2)	17.9	259.0	78.6
Non-GAAP net earnings from continuing operations attributable to Varian	$107.2	$96.5	$408.9	$304.0
GAAP net earnings per diluted share from continuing operations	$1.26	$0.85	$1.62	$2.42
Non-GAAP net earnings per diluted share from continuing operations	$1.16	$1.04	$4.42	$3.26
Shares used in computing GAAP and non-GAAP net earnings per diluted share calculation	92.2	92.6	92.5	93.2

(1)	Includes $1.9 million, $1.3 million, $6.5 million, and $5.0 million, respectively, in cost of revenues for the periods presented.
(2)	Includes $29.7 million hedging loss related to the Australian dollar purchase price for Sirtex Medical Limited (“Sirtex”), $15.7 million of acquisition-related expenses, partially offset by $9.0 million for the Sirtex breakup fee in the year-to-date period of 2018.
(3)	Represents the tax effect of a change in law related to the U.S. Tax Cuts and Jobs Act. The corporate rate reduction results in a remeasurement of our deferred tax assets of $1.4 million in the fourth quarter and $43.2 million in the year-to-date period 2018. The mandatory deemed repatriation of unremitted foreign earnings results in a benefit of $8.5 million in the fourth quarter and an estimated charge of $164.6 million in the year-to-date period 2018.
(4)	Represents the benefit to income tax expense due to the partial release of a valuation allowance as the result of an acquisition.
(5)	Excludes immaterial net earnings from continuing operations attributable to non-controlling interests for the periods presented.